Exhibit 21.3

List of all subsidiaries, state of incorporation and name under which the subsidiary does business.

Effective April 1, 2013, Orbital Energy Group, Inc. closed on a share purchase agreement to acquire 100% of the equity interest in Orbital Gas Systems Ltd., a company organized under the laws of England and Wales. Orbital Gas Systems, Ltd. does business under the name, Orbital.

Effective May 31, 2013, Orbital Energy Group, Inc. formed a wholly owned subsidiary, Orbital Gas Systems, North America, Inc., a Texas corporation, to facilitate the marketing and sales of the GasPT product line in North America.

Effective October 29, 2019, Orbital Energy Group, Inc. formed a wholly owned subsidiary, Orbital Power, Inc., a Texas corporation doing business as Orbital Power Services.

Effective April 1, 2020, Orbital Energy Group, Inc. closed on an equity purchase agreement to acquire 100% of the equity in Reach Construction Group, LLC. Reach Construction Group, LLC, a North Carolina limited liability company was renamed to Orbital Solar Services, LLC.

Effective July 1, 2020, Orbital Energy Group, Inc. formed a wholly owned subsidiary, Orbital Renewables, LLC., a Texas corporation.

Effective October 29, 2020, Orbital Energy Group, Inc. formed a wholly owned subsidiary, Eclipse Foundation Group, Inc., a Texas corporation.

Effective April 13, 2021, Orbital Energy Group, Inc. closed on a share purchase agreement to acquire 100% of the equity of Gibson Technical Services, Inc.

Effective July 28, 2021, Orbital Energy Group, Inc. closed on a share purchase agreement to acquire 100% of the equity of IMMCO, Inc.

Effective October 22, 2021, Gibson Technical Services, Inc. closed on a purchase agreement to acquire 100% of the ownership of Full Moon Telecom, LLC.

Effective November 17, 2021, Orbital Energy Group, Inc. entered into a Membership Unit Purchase agreement to acquire Front Line Power Construction, LLC.